EXHIBIT 2.01

SEPARATION AGREEMENT

between

ALBERTO-CULVER COMPANY

and

SALLY HOLDINGS, INC.

Dated as of

January 10, 2006

i

ii

SCHEDULES

Schedule 1.01(a)	Alberto-Culver Financial Instruments
Schedule 1.01(b)	Continuing Agreements
Schedule 1.01(c)	Spinco Financial Instruments
Schedule 2.01	Reorganization Transactions
Schedule 2.09	Certain Employees
Schedule 5.01(e)	Insurance Premiums

iii

SEPARATION AGREEMENT

SEPARATION AGREEMENT (this “Agreement”), dated as of January 10, 2006, between Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), and Sally Holdings, Inc., a Delaware corporation and at all times prior to the Distribution Time, a direct, wholly owned Subsidiary of Alberto-Culver (including any successor thereto, “Spinco”).

W I T N E S S E T H

WHEREAS, the Board of Directors of Alberto-Culver has determined it would be in the best interests of Alberto-Culver and its stockholders to distribute to the holders of common stock, $0.22 par value per share, of Alberto-Culver (“Alberto-Culver Common Stock”) all of the outstanding shares of common stock, no par value per share, of Spinco (the “Spinco Common Stock”), and, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Alberto-Culver, Spinco, Regis Corporation, a Minnesota corporation (“Regis”), Roger Merger Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Regis (“Merger Sub”), and Roger Merger Subco LLC, a Delaware limited liability company and wholly owned Subsidiary of Regis (“Subco”), merge Merger Sub with and into Spinco with Spinco continuing as the surviving corporation (the “Merger”) and immediately following the Merger the surviving corporation of the Merger will merge with and into Subco, a Delaware limited liability company and a direct, wholly owned Subsidiary of Regis;

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, the Distribution be completed;

WHEREAS, subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, Alberto-Culver shall distribute to the holders of shares of Alberto-Culver Common Stock, other than shares held in the treasury of Alberto-Culver, on a pro rata basis as provided for herein, all of the issued and outstanding shares of Spinco Common Stock (the “Distribution”); and

WHEREAS, the parties to this Agreement intend that the Distribution qualify under Section 355 of the Code as a tax-free distribution and that the Merger qualify as a reorganization under Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Cash Amount” has the meaning set forth in Section 2.05(c).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that for purposes of the Transaction Agreements, following the Distribution Time, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Alberto-Culver” has the meaning set forth in the first paragraph of this Agreement.

“Alberto-Culver Amount” means an amount equal to the product of (a) the number of issued and outstanding shares of Alberto-Culver Common Stock resulting from the exercise after the date hereof and prior to the Alberto-Culver Record Date of Alberto-Culver Stock Options that are held by Persons other than Spinco Employees and (b) the Exchange Ratio and (c) the average of the closing prices of the Regis Common Stock on the NYSE on the 10 trading days immediately preceding but not including the Alberto-Culver Record Date.

“Alberto-Culver Board” means the Board of Directors of Alberto-Culver or a duly authorized committee thereof.

“Alberto-Culver Business” means (a) the businesses engaged in immediately prior to the Distribution Time by the Alberto-Culver Group; (b) Former Businesses of the Alberto-Culver Group; and (c) activities related primarily to or in furtherance of the foregoing.

“Alberto-Culver Common Stock” has the meaning set forth in the Recitals.

“Alberto-Culver Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the Alberto-Culver Business under which any member of the Spinco Group has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(a).

“Alberto-Culver Group” means Alberto-Culver and the Alberto-Culver Subsidiaries.

“Alberto-Culver Group Assets” has the meaning set forth in Section 5.03(b).

“Alberto-Culver Indemnified Parties” means each member of the Alberto-Culver Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Alberto-Culver Liabilities” means (a) all Liabilities of any member of the Alberto-Culver Group under, or for which any member of the Alberto-Culver Group is expressly made responsible pursuant to, any Transaction Agreement or the Merger Agreement to which it is or becomes a party, including the breach by any member of the Alberto-Culver Group of any agreement or covenant contained therein that does not by its express terms expire at the Distribution Time; (b) all Liabilities of any member of the Alberto-Culver Group to the extent based upon, arising out of or resulting from the Alberto-Culver Business; and (c) all Liabilities of any member of the Spinco Group to the extent based upon, arising out of or resulting from the Alberto-Culver Business, in the case of each of clauses (a) through (c), whether such Liability existed prior to, at or after the Distribution Time.

“Alberto-Culver Record Date” means the date set by the Alberto-Culver Board to determine holders of record of Alberto-Culver Common Stock entitled to receive shares of Spinco Common Stock in the Distribution.

“Alberto-Culver Sell-off Period” has the meaning set forth in Section 5.02(c).

“Alberto-Culver Subsidiary” means each direct and indirect Subsidiary of Alberto-Culver (other than Spinco and the Spinco Subsidiaries).

“Alberto-Culver Trademarks” has the meaning set forth in Section 5.02(d).

“Ancillary Agreements” means, collectively, the Employee Matters Agreement, the Tax Allocation Agreement and the other agreements, if any, entered into or to be entered into in connection with the Distribution (other than the Merger Agreement).

“Benefiting Person” has the meaning set forth in Section 5.04.

“Claim Notice” has the meaning set forth in Section 4.04.

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 5.01(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Data and Records” means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers, business plans, reference catalogs, payroll and personnel records and procedures, research and development files, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar data and records.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means the Exchange Agent (as defined in the Merger Agreement).

“Distribution Date” means the date determined by the Alberto-Culver Board in accordance with Section 3.01 as the date as of which the Distribution will be effected.

“Distribution Shares” means the shares of Spinco Common Stock to be distributed in the Distribution.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date as determined by the Alberto-Culver Board.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between Alberto-Culver and Spinco.

“Estimated Retained Cash Amount” has the meaning set forth in Section 2.05(c).

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“Group” means the Alberto-Culver Group or the Spinco Group, as applicable.

“Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; reasonable out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

“Indemnified Party” has the meaning set forth in Section 4.04.

“Indemnitor” has the meaning set forth in Section 4.04.

“Information” means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

“Liabilities” means any and all claims, debts, liabilities, guarantees, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Occurrence Basis Policies” has the meaning set forth in Section 5.01(b).

“Option Exercise Adjustment Amount” means the sum of the Alberto-Culver Amount and the Spinco Amount.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Alberto-Culver Group and their predecessors which were or are in effect at any time at or prior to the Distribution Time (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution and the Merger to cover only the members of the Spinco Group after the Distribution Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” means, with respect to either Group, Information regarding a member of such Group, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privilege or that a Group is required to keep confidential pursuant to the terms of a Contract with a third Person.

“Regis” has the meaning set forth in the Recitals.

“Regis Group” means Regis and its Subsidiaries.

“Related Party Agreements” means any Contract between any member of the Spinco Group, on the one hand, and any member of the Alberto-Culver Group, on the other hand, other than the Merger Agreement and the Transaction Agreements, any Contract contemplated thereby to be entered into by any member of the Alberto-Culver Group, on the one hand, and any member of the Spinco Group, on the other hand, any Trade Payables, the Transaction Payables and any Contracts set forth on Schedule 1.01(b).

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Required Consent” has the meaning set forth in Section 5.04.

“Retained Cash Amount” has the meaning set forth in Section 2.05(c).

“Shared Policies” means all Policies that include any member of the Spinco Group and/or any or all of the Spinco Business within the definition of the named insured.

“Spinco” has the meaning set forth in the first paragraph to this Agreement.

“Spinco Amount” means an amount equal to the product of (a) 0.47 and (b) the number of issued and outstanding shares of Alberto-Culver Common Stock resulting from the exercise after the date hereof and prior to the Alberto-Culver Record Date of Alberto-Culver Stock Options that would have become Spinco Stock Options pursuant to the terms of the Employee Matters Agreement had they been outstanding immediately prior to the Distribution Time and (c) the weighted average exercise price of all such Alberto-Culver Stock Options described in clause (b).

“Spinco Business” means (a) the businesses engaged in immediately prior to the Distribution Time by the Spinco Group and that constitute Alberto-Culver’s Sally Beauty Supply and Beauty Systems Group divisions for segment reporting purposes as listed in the latest Annual Report on Form 10-K of Alberto-Culver included in the Alberto-Culver Filed SEC Reports; (b) Former Businesses of the Spinco Group; and (c) activities primarily related to or in furtherance of the foregoing, other than activities of the type described in Section 7.22 of the Merger Agreement and Section 7.22 of the Spinco Disclosure Schedules.

“Spinco Common Stock” has the meaning set forth in the Recitals.

“Spinco Dividend” means a dividend in the amount of $400,000,000 to be declared and paid by Spinco to Alberto-Culver, as the sole stockholder of Spinco.

“Spinco Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the Spinco Business under which any member of the Alberto-Culver Group has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(c).

“Spinco Group” means Spinco and the Spinco Subsidiaries.

“Spinco Group Assets” has the meaning set forth in Section 5.03(a).

“Spinco Indemnified Parties” means each member of the Spinco Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Spinco Liabilities” means (a) all Liabilities of any member of the Spinco Group under, or for which any member of the Spinco Group is expressly made responsible pursuant to, any Transaction Agreement or the Merger Agreement to which it is or becomes a party, including the breach by any member of the Spinco Group of any agreement or covenant contained therein that does not by its express terms expire at the Distribution Time; (b) all Liabilities of any member of the Spinco Group to the extent based upon, arising out of or resulting from the Spinco Business; and (c) all Liabilities of any member of the Alberto-Culver Group to the extent based upon, arising out of or resulting from the Spinco Business, in the case of each of clauses (a) through (c), whether such Liability existed prior to, at or after the Distribution Time.

“Spinco Sell-off Period” has the meaning set forth in Section 5.02(d).

“Spinco Subsidiaries” means each direct and indirect Subsidiary of Spinco.

“Spinco Trademarks” has the meaning set forth in Section 5.02(c).

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” and “Taxes” has the meaning set forth in the Tax Allocation Agreement.

“Tax Allocation Agreement” has the meaning set forth in the Merger Agreement.

“Third Party Claim” has the meaning set forth in Section 4.06(a).

“Trade Payables” means all payables of any member of the Spinco Group incurred in the ordinary course of business consistent with past practice for purchases of goods or services from any member of the Alberto-Culver Group.

“Transaction Agreements” means, collectively, this Agreement and each Ancillary Agreement.

“Transaction Payables” means all expenses to be paid by Spinco pursuant to Section 8.05.

“Transferring Person” has the meaning set forth in Section 5.04.

(b) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

ARTICLE II

ACTIONS PRIOR TO THE DISTRIBUTION

Section 2.01 Reorganizations. Prior to the Distribution Date, Alberto-Culver may and may cause the members of the Alberto-Culver Group and the Spinco Group to consummate the transactions set forth on Schedule 2.01. For the avoidance of doubt, nothing in this Section 2.01 or Schedule 2.01 shall be deemed to limit the ability of Alberto-Culver, Spinco and their Subsidiaries to take the actions they are permitted to take under the Merger Agreement, including under Section 6.2 thereof.

Section 2.02 Recapitalization of Spinco. Prior to the Distribution Time, Alberto-Culver and Spinco shall cause (a) the number of authorized shares of Spinco Common Stock to equal or exceed the number of shares of Alberto-Culver Common Stock (excluding treasury shares held by Alberto-Culver) outstanding as of the Alberto-Culver Record Date and (b) the number of shares of Spinco Common Stock outstanding as of the Alberto-Culver Record Date to be increased to equal the number of shares of Alberto-Culver Common Stock (excluding treasury shares held by Alberto-Culver) outstanding as of the Alberto-Culver Record Date.

Section 2.03 Special Dividend. Prior to the Distribution Time, Spinco shall have lawfully declared and paid to Alberto-Culver, as the sole stockholder of Spinco, the Spinco Dividend.

Section 2.04 Financial Instruments.

(a) Spinco will use its reasonable best efforts to take or cause to be taken all actions, and enter into (or cause the Spinco Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distribution Time, (i) the removal of members of the Alberto-Culver Group from all Spinco Financial Instruments and (ii) the members of the Alberto-Culver Group to be fully and unconditionally released from all Liabilities in respect of the Spinco Financial Instruments. It is understood and agreed that all Liabilities in respect of the Spinco Financial Instruments are Spinco Liabilities and Spinco shall indemnify the members of the Alberto-Culver Group from any Liabilities suffered thereby arising out of, resulting from or relating to the Spinco Financial Instruments. Without limiting the foregoing, after the Distribution Time, Spinco will not, and will not permit any member of the Spinco Group or the Regis Group to, renew, extend, modify, amend or supplement any Spinco Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the Alberto-Culver Group under such Spinco Financial Instrument.

(b) Alberto-Culver will use its reasonable best efforts to take or cause to be taken all actions, and enter into (or cause the Alberto-Culver Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distribution Time, (i) the removal of members of the Spinco Group from all Alberto-Culver Financial Instruments and (ii) the members of the Spinco Group to be fully and unconditionally released from all Liabilities in respect of the Alberto-Culver Financial Instruments. It is understood and agreed that all Liabilities in respect of the Alberto-Culver Financial Instruments are Alberto-Culver Liabilities and Alberto-Culver shall indemnify the members of the Spinco Group and the Regis Group from any Liabilities suffered thereby arising out of, resulting from or relating to the Alberto-Culver Financial Instruments. Without limiting the foregoing, after the Distribution Time, Alberto-Culver will not, and will not permit any member of the Alberto-Culver Group to, renew, extend, modify, amend or supplement any Alberto-Culver Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the Spinco Group under such Alberto-Culver Financial Instrument.

(c) The parties’ obligations under this Section 2.04 will continue to be applicable to all Spinco Financial Instruments and Alberto-Culver Financial Instruments identified at any time by Alberto-Culver or Spinco, whether before, at or after the Distribution Time.

Section 2.05 Related Party Agreements; Intercompany Accounts; Cash.

(a) Immediately prior to the Distribution Time, all Related Party Agreements shall automatically terminate.

(b) Effective immediately prior to the Distribution Time, all intercompany receivables, payables and loans (other than Trade Payables and the Transaction Payables) between the members of the Alberto-Culver Group, on one hand, and the members of the Spinco Group, on the other hand, shall, except as provided in Section 2.05(c), be cancelled. All Trade Payables shall be promptly paid when due. Spinco shall pay to Alberto-Culver after the Effective Time an amount equal to the Transaction Payables by wire transfer of immediately available funds to an account specified in writing by Alberto-Culver no later than 10 days after delivery by Alberto-Culver to Spinco of an invoice for the Transaction Payables.

(c) Alberto-Culver and Spinco agree that immediately after the Distribution Time Spinco shall retain cash and cash equivalents held by or on behalf of Spinco and the Spinco Subsidiaries in an amount equal to (i) $17,500,000 plus (ii) an amount equal to the Estimated Retained Tax Amount (as defined in the Tax Allocation Agreement) plus (iii) an amount equal to the amount of all checks, wire transfers, drafts or other instruments written or issued to unaffiliated third Persons by any member of the Spinco Group prior to the Distribution Time that have not cleared or been processed as of immediately prior to the Distribution Time (which amount, except to the extent Alberto-Culver is in breach of its covenant under Section 2.05(d), shall exclude all amounts under checks, wire transfers, drafts and other instruments written or issued to unaffiliated third Persons other than in the ordinary course of business consistent with past practice) (the amounts referred to in clauses (i) through (iii), the “Retained Cash Amount”). In furtherance of the foregoing, immediately prior to the Distribution Time, Spinco shall, and shall cause the Spinco Subsidiaries to, transfer to Alberto-Culver the estimated amount of cash and cash equivalents on hand in excess of the good faith estimate of Alberto-Culver of the Retained Cash Amount (the “Estimated Retained Cash Amount”), and shall promptly deliver written notice of such amount to Regis. Within 30 days after the Distribution Time, Alberto-Culver and Spinco shall determine the actual amount of cash and cash equivalents that were retained by Spinco immediately after the Distribution Time (the “Actual Cash Amount”; provided, however, that the Actual Cash Amount shall not be less than the sum of $17,500,000 and the Estimated Retained Tax Amount), and shall promptly deliver written notice of such amount to Regis. To the extent the Actual Cash Amount exceeds the Estimated Retained Cash Amount, Spinco shall pay to Alberto-Culver within 5 days the amount of such excess by wire transfer of immediately available funds. To the extent the Estimated Retained Cash Amount exceeds the Actual Cash Amount, Alberto-Culver shall pay to Spinco within 5 days the amount of such excess by wire transfer of immediately available funds. To the extent the cash and cash equivalents transferred to Alberto-Culver pursuant to this Section 2.05(c), exceed the amount of intercompany payables and loans (other than Trade Payables and the Transaction Payables) owed by members of the Spinco Group to members of the Alberto-Culver Group, the amount of such excess shall be deemed a dividend from the Spinco Group to Alberto-Culver and to the extent such cash and cash equivalents are less than the amount of intercompany payables and loans (other than Trade Payables and the Transaction Payables) owed by members of the Spinco Group to members of the Alberto-Culver Group, the amount of such deficit shall be deemed to be a capital contribution from Alberto-Culver to Spinco. For the avoidance of doubt, all amounts deposited by or on behalf of any member of the Spinco Group with respect to cash and cash equivalents received on or prior to the Distribution Date in excess of the Retained Cash Amount shall be transferred to Alberto-Culver.

(d) At all times after the date hereof and prior to the Distribution Time, Alberto-Culver shall use its reasonable best efforts to cause (i) all members of the Alberto-Culver Group (to the extent relating to the Spinco Business) and (ii) all members of the Spinco Group to collect receivables, pay and discharge payables and other liabilities and maintain inventory levels, in each case in the ordinary course of business consistent with past practice. At all times after the date hereof and prior to the Distribution Time, Spinco shall cause all members of the Spinco Group to collect receivables, pay and discharge payables and other liabilities and maintain inventory levels, in each case in the ordinary course of business consistent with past practice.

(e) No later than 10 days after the Effective Time, Alberto-Culver shall pay to Spinco an amount equal to the Option Exercise Adjustment Amount.

Section 2.06 Resignations; Transfer of Stock Held as Nominee.

(a) Alberto-Culver will cause all of its employees and directors and all of the employees and directors of each other member of the Alberto-Culver Group to resign, effective not later than immediately prior to the Distribution Time, from all boards of directors or similar governing bodies of any member of the Spinco Group on which they serve, and from all positions as officers of any member of the Spinco Group in which they serve. Spinco will cause all of its employees and directors and all of the employees and directors of each other member of the Spinco Group to resign, effective not later than immediately prior to the Distribution Time, from all boards of directors or similar governing bodies of any member of the Alberto-Culver Group on which they serve, and from all positions as officers of any member of the Alberto-Culver Group in which they serve.

(b) Alberto-Culver will cause each of its employees, and each of the employees of the other members of the Alberto-Culver Group, who holds stock or similar evidence of ownership of any member of the Spinco Group as nominee for such entity pursuant to the laws of the jurisdiction in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Spinco to be such nominee as of and after the Distribution Time. Spinco will cause each of its employees, and each of the employees of the other members of the Spinco Group, who holds stock or similar evidence of ownership of any member of the Alberto-Culver Group as nominee for such entity pursuant to the laws of the jurisdiction in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Alberto-Culver to be such nominee as of and after the Distribution Time.

(c) Effective no later than immediately prior to the Distribution Time, Alberto-Culver will cause each of its employees and each of the employees of the other members of the Alberto-Culver Group to revoke or withdraw their express written authority, if any, to act on behalf of any member of the Spinco Group as an agent or representative therefor after the Distribution Time. Effective immediately prior to the Distribution Time, all authority of employees of Alberto-Culver and employees of the other members of the Alberto-Culver Group to act on behalf of any member of the Spinco Group shall automatically terminate. Effective no later than immediately prior to the Distribution Time, Spinco will cause each of its employees and each of the employees of the other members of the Spinco Group to revoke or withdraw their express written authority, if any, to act on behalf of any member of the Alberto-Culver Group as an agent or representative therefor after the Distribution Time. Effective immediately prior to the Distribution Time, all authority of employees of Spinco and employees of the other members of the Spinco Group to act on behalf of any member of the Alberto-Culver Group shall automatically terminate.

Section 2.07 Other Ancillary Agreements. Subject to the terms and conditions of this Agreement and the Merger Agreement, at or prior to the Distribution Time, each of Alberto-Culver and Spinco shall execute and deliver to the other the Ancillary Agreements not previously executed and delivered.

Section 2.08 Sequence of Events. The following transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements shall, unless otherwise agreed by Alberto-Culver, Spinco and Regis, occur in the following order (first to last): (a) the transactions described in Section 2.01 and Schedule 2.01 (but not necessarily in the order set forth on such Schedule); (b) the Distribution; (c) the Merger; and (d) the Subsequent Merger.

Section 2.09 No Termination of Employees. Spinco shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Chief Financial Officer of Alberto-Culver or the General Counsel of Alberto-Culver, (i) terminate the employment of any of the individuals listed on Schedule 2.09 or (ii) take any action that would reasonably be expected to give any of such individuals the right to terminate his or her employment for “Good Reason” as such term is defined in such individual’s respective severance agreement.

ARTICLE III

THE DISTRIBUTION

Section 3.01 Alberto-Culver Record Date and Distribution Date. Subject to the terms and conditions of this Agreement, the Alberto-Culver Board, in accordance with Applicable Law, shall establish the Alberto-Culver Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. Subject to the terms and conditions of this Agreement, the Distribution Date shall be established to be the same as the Closing Date.

Section 3.02 The Distribution Agent. Prior to the Distribution Date and subject to the terms and conditions of this Agreement, Alberto-Culver shall enter into an agreement with the Distribution Agent providing for, among other things, the transactions described in this Article III.

Section 3.03 Delivery of Distribution Shares. Subject to the terms and conditions of this Agreement, on or prior to the Distribution Date, Alberto-Culver shall deliver to the Distribution Agent for the benefit of each record holder of Alberto-Culver Common Stock (excluding treasury shares held by Alberto-Culver) on the Alberto-Culver Record Date, the Distribution Shares (which shall represent all of the outstanding shares of Spinco Common Stock) and shall cause the transfer agent for the shares of Spinco Common Stock to instruct the Distribution Agent to hold in trust (pending the conversion of such shares of Spinco Common Stock into shares of Regis Common Stock pursuant to the Merger Agreement) the appropriate number of such shares of Spinco Common Stock for each holder of record of Alberto-Culver Common Stock (excluding treasury shares held by Alberto-Culver) as of the Alberto-Culver Record Date.

Section 3.04 The Distribution. Subject to the terms and conditions of this Agreement, Alberto-Culver shall instruct the Distribution Agent to make book entry credits at the Distribution Time in the name of each holder of record of Alberto-Culver Common Stock (excluding treasury shares held by Alberto-Culver) on the Alberto-Culver Record Date for a number of shares of Spinco Common Stock equal to the number of shares of Alberto-Culver Common Stock held of record by such holder on the Alberto-Culver Record Date. For the period beginning immediately after the Distribution Time and to and including the Effective Time, the shares of Spinco Common Stock shall not be transferable and the transfer agent for the Spinco Common Stock shall not transfer any shares of Spinco Common Stock.

Section 3.05 Cooperation Prior to the Distribution. Prior to the Distribution, Alberto-Culver and Spinco will use their reasonable best efforts to take all such action as may be necessary or appropriate under the securities or “blue sky” laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

Section 3.06 Conditions to the Distribution. The obligation of Alberto-Culver to consummate the Distribution and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) all consents, approvals and authorizations of Governmental Entities required under Applicable Laws for the consummation of the Distribution shall have been obtained and shall be in full force and effect;

(b) no Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no Injunction shall be in effect, having the effect of making the Distribution or any material provision of this Agreement illegal or otherwise prohibiting consummation of the Distribution or the performance of any material provision of this Agreement;

(c) no proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction having the effect of making the Distribution or any material provision of this Agreement illegal or otherwise prohibiting consummation of the Distribution or the performance of any material provision of this Agreement shall be pending;

(d) Spinco or its Subsidiaries shall have received no less than $400,000,000 in cash from the financing in connection with the Spinco Dividend and Spinco shall have lawfully declared and paid to Alberto-Culver the Spinco Dividend; and

(e) each condition to the closing of the Merger Agreement set forth in Article VIII thereof, other than the condition set forth in Section 8.1(h) thereof as to the consummation of the Distribution, shall have been fulfilled or, to the extent permitted under Applicable Law, waived by the party for whose benefit such condition exists.

Section 3.07 Waiver of Conditions. All of the conditions in Section 3.06 may be waived by the Alberto-Culver Board; provided, however, that unless the Merger Agreement has been terminated, none of the conditions set forth in Section 3.06(a), (b), (c) or (e) shall be waived unless Alberto-Culver receives the prior written consent of Regis. The conditions set forth in Section 3.06 are for the sole benefit of Alberto-Culver and shall not give rise to or create any duty on the part of Alberto-Culver or the Alberto-Culver Board to waive or not waive any such conditions.

ARTICLE IV

MUTUAL RELEASE; INDEMNIFICATION

Section 4.01 Mutual Release.

(a) Effective as of the Distribution Time and except as provided in Section 4.01(b) or as otherwise expressly provided in the Transaction Agreements, each of Alberto-Culver, on behalf of itself and each of the Alberto-Culver Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the members of the other Group and their respective directors, officers and employees (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of, result from or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distribution Time.

(b) Nothing in Section 4.01(a) shall impair the right of any Person to enforce this Agreement, any other Transaction Agreement, the Merger Agreement or any Contract between any member of the Alberto-Culver Group, on the one hand, and any member of the Spinco Group, on the other hand, that does not terminate as of the Distribution Date. In addition, nothing in Section 4.01(a) shall release or discharge any Person from:

(i) any Liabilities or obligations under or resulting from any Contract between any member of the Alberto-Culver Group, on the one hand, and any member of the Spinco Group, on the other hand, that does not terminate as of the Distribution Date;

(ii) any Liability or obligation, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of a Group under, this Agreement or any other Transaction Agreement or the Merger Agreement;

(iii) any Liability arising from or relating to the sale, lease, manufacture, construction, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by a member of a Group from a member of the other Group prior to the Distribution Date or any related refund claims; or

(iv) any Liability the release of which would result in the release of any Person other than a member of the Alberto-Culver Group or the Spinco Group or their respective directors, officers and employees; provided, however, that the parties agree not to and to cause the other members of their Group not to bring suit against any member of the other Group or any of their respective directors, officers and employees with respect to any such Liability.

(c) Spinco agrees, for itself and as agent for each other member of the Spinco Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Alberto-Culver or any other member of the Alberto-Culver Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01. Alberto-Culver agrees, for itself and as agent for each other member of the Alberto-Culver Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other member of the Spinco Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01.

(d) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.01, provided that such member is a member of the applicable Group at the time of such request.

Section 4.02 Indemnification by Alberto-Culver. Subject to the provisions of this Article IV, from and after the Distribution Time, Alberto-Culver shall, and shall cause each member of the Alberto-Culver Group to, indemnify, defend and hold harmless the Spinco Indemnified Parties from and against, and pay or reimburse, as the case may be, the Spinco Indemnified Parties for, all Indemnifiable Losses, as incurred, suffered by any Spinco Indemnified Party based upon, arising out of or resulting from the following:

(a) the Alberto-Culver Liabilities (including the failure by Alberto-Culver or any other member of the Alberto-Culver Group to pay, perform or otherwise discharge the Alberto-Culver Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distribution Time;

(b) the enforcement by the Spinco Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.02; or

(c) the use by any member of the Alberto-Culver Group of any Spinco Trademarks.

Section 4.03 Indemnification by Spinco. Subject to the provisions of this Article IV, from and after the Distribution Time, Spinco shall, and shall cause each member of the Spinco Group and each member of the Regis Group to, indemnify, defend and hold harmless the Alberto-Culver Indemnified Parties from and against, and pay or reimburse, as the case may be, the Alberto-Culver Indemnified Parties for, all Indemnifiable Losses, as incurred, suffered by any Alberto-Culver Indemnified Party based upon, arising out of or resulting from the following:

(a) the Spinco Liabilities (including the failure by Spinco or any other member of the Spinco Group to pay, perform or otherwise discharge the Spinco Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distribution Time;

(b) the enforcement by the Alberto-Culver Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.03; or

(c) the use by any member of the Spinco Group of any Alberto-Culver Trademarks.

Section 4.04 Notice of Claims. Any Alberto-Culver Indemnified Party or Spinco Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Person obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any pending or overtly threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the threat has been communicated or the action or suit is commenced; provided, further, that, in each case, the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

Section 4.05 Determination of Amount.

(a) In calculating any amount that any Indemnitor is required to pay an Indemnified Party in respect of Indemnifiable Losses provided under this Agreement, there shall be deducted any insurance recovery actually received by or on behalf of such Indemnified Party under any Policy. In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment by the Indemnified Party of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnified Party as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnified Party as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses (provided that if the Tax benefit or cost is realized in a Tax period following the period in which the indemnity payment is made, the Tax benefit or cost amount (as the case may be) shall be paid over when realized). It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

(b) After the giving of any Claim Notice pursuant to Section 4.04, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IV shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Indemnifiable Losses suffered by it.

Section 4.06 Third Person Claims.

(a) If a claim or demand is made against an Indemnified Party, or an Indemnified Party shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnitor is reasonably likely to be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnified Party will notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnitor, promptly after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by or on behalf of the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnitor will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnified Party. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that if in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnitor to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be paid by such Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor will control such defense. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnified Party copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnitor chooses to assume the defense of a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such Third Party Claim, and making employees, officers, directors, and, to the extent practicable, agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) No Indemnitor will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided, that if the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend and that by its terms obligates the Indemnitor to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates, (ii) includes the admission of guilt or responsibility of the Indemnified Party or any of its Affiliates or (iii) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent.

(d) In the event of payment in full by an Indemnitor to any Indemnified Party in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

Section 4.07 Exclusive Remedy. This Article IV shall be the exclusive remedy with respect to matters covered by this Article IV.

Section 4.08 Limitations. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS ARTICLE IV, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES PAID BY AN INDEMNIFIED PARTY TO A THIRD PERSON IN RESPECT OF A THIRD PARTY CLAIM SHALL NOT BE DEEMED TO BE SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR PURPOSES OF THIS AGREEMENT.

Section 4.09 Survival of Indemnities. The obligations of each of Alberto-Culver and Spinco under this Article IV will not terminate at any time and will survive the sale or other transfer by any member of a Group of any assets or businesses or the assignment by any member of a Group of any Liabilities.

Section 4.10 Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.01 Insurance.

(a) Coverage. Subject to the provisions of this Section 5.01, coverage of Spinco and the Spinco Subsidiaries under all Policies shall cease as of the Distribution Time. From and after the Distribution Time, Spinco and the Spinco Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by Alberto-Culver and the Alberto-Culver Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Spinco will have the rights in respect of Policies to the extent described in Section 5.01(b).

(b) Rights Under Shared Policies. From and after the Distribution Time, (i) Spinco will have the right to assert claims (and Alberto-Culver will use reasonable best efforts to assist Spinco in asserting claims if so requested) for any loss, liability or damage with respect to the Spinco Business under Shared Policies with third party insurers that are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Spinco will have the right to continue to prosecute claims with respect to the Spinco Business properly asserted with the insurer prior to the Distribution Time (and Alberto-Culver will use reasonable best efforts to assist Spinco in connection therewith if so requested) under Shared Policies with third party insurers that are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided, that in the case of both clauses (i) and (ii), (A) all of Alberto-Culver’s and each Alberto-Culver Subsidiary’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco, (B) Alberto-Culver and the Alberto-Culver Subsidiaries may, at any time, without liability or obligation to Spinco or any of the Spinco Subsidiaries (other than as set forth in Section 5.01(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of Alberto-Culver, any Alberto-Culver Subsidiary or any Affiliate of Alberto-Culver or any Alberto-Culver Subsidiary in respect thereof and (E) such claims will be subject to exhaustion of existing sublimits and aggregate limits. Alberto-Culver’s obligation to use reasonable best efforts to assist Spinco in asserting claims under applicable Shared Policies will include using reasonable best efforts in assisting Spinco to establish its right to coverage under such Shared Policies (so long as all of Alberto-Culver’s reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by Spinco). None of Alberto-Culver or the Alberto-Culver Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies will not provide any coverage to Spinco and the Spinco Subsidiaries for incidents occurring prior to the Distribution Time but that are asserted with the insurance carrier after the Distribution Time.

(c) Alberto-Culver Actions. In the event that after the Distribution Time Alberto-Culver or any Alberto-Culver Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which Spinco has or may in the future have rights to assert claims pursuant to Section 5.01(b) in a manner that would adversely affect any such rights of Spinco, (i) Alberto-Culver will give Spinco prior notice thereof and consult with Spinco with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Alberto-Culver) and (ii) Alberto-Culver will pay to Spinco its equitable share (which shall be mutually agreed upon by Alberto-Culver and Spinco, acting reasonably, based on the amount of premiums paid by or allocated to the Spinco Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by Alberto-Culver from the insurer under the applicable Shared Policy as a result of such action by Alberto-Culver (after deducting Alberto-Culver’s reasonable costs and expenses incurred in connection with such action).

(d) Administration. From and after the Distribution Time:

(i) Alberto-Culver or an Alberto-Culver Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Alberto-Culver and the Alberto-Culver Subsidiaries under Shared Policies; and

(ii) Spinco or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Spinco and the Spinco Subsidiaries under Shared Policies.

(e) Insurance Premiums. From and after the Distribution Time, Alberto-Culver will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods prior to the Distribution Time, whereupon Spinco will upon the request of Alberto-Culver, promptly reimburse Alberto-Culver for that portion of such premiums and other payments paid by Alberto-Culver as set forth or described in Schedule 5.01(e).

(f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both Alberto-Culver and/or an Alberto-Culver Subsidiary, on the one hand, and Spinco and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence, Alberto-Culver and Spinco agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

(g) Duty to Mitigate Settlements. To the extent that any member of any Group is responsible for the Claims Administration for any claims under any Shared Policies after the Distribution Time, it shall use its reasonable best efforts to mitigate the amount of any settlements of such claims.

Section 5.02 Use of Names.

(a) Subject to Section 5.02(c) below, any material showing any affiliation or connection of any member of the Alberto-Culver Group with any member of the Spinco Group shall not be used by Alberto-Culver or any member of the Alberto-Culver Group after the Distribution Date, except that the restrictions contained in this Section 5.02(a) shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, neither Alberto-Culver nor any Alberto-Culver Subsidiary shall represent to third parties that any of them is affiliated or connected with Spinco or any member of the Spinco Group.

(b) Subject to Section 5.02(d) below, any material showing any affiliation or connection of any member of the Spinco Group with any member of the Alberto-Culver Group shall not be used by Spinco or any member of the Spinco Group after the Distribution Date, except that the restrictions contained in this Section 5.02(b) shall not apply to filings, reports and other documents required by applicable law or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, no member of the Spinco Group shall represent to third parties that any of them is affiliated or connected with any member of the Alberto-Culver Group.

(c) The parties agree that, during the period from the Distribution Date until 90 days after the Distribution Date (the “Alberto-Culver Sell-off Period”), the Alberto-Culver Group shall be entitled to continue to use all trademarks or other source identifiers owned by Spinco and the Spinco Subsidiaries (the “Spinco Trademarks”) to the extent that such Spinco Trademarks are contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the Alberto-Culver Business, without any obligation on the part of Alberto-Culver or any Alberto-Culver Subsidiaries to pay royalties or similar fees to any member of the Spinco Group or the Regis Group during the Alberto-Culver Sell-off Period. Alberto-Culver agrees that, upon termination of the Alberto-Culver Sell-off Period, Alberto-Culver shall and shall cause the other members of the Alberto-Culver Group to cease and desist from all further use of the Spinco Trademarks.

(d) The parties agree that, during the period from the Distribution Date until 90 days after the Distribution Date (the “Spinco Sell-off Period”), the Spinco Group shall be entitled to continue to use all trademarks or other source identifiers owned by Alberto-Culver and the Alberto-Culver Subsidiaries (the “Alberto-Culver Trademarks”) to the extent that such Alberto-Culver Trademarks are contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the Spinco Business, without any obligation on the part of Spinco or any Spinco Subsidiaries to pay royalties or similar fees to Alberto-Culver during the Spinco Sell-off Period. Spinco agrees that, upon termination of the Spinco Sell-off Period, Spinco shall and shall cause the other members of the Spinco Group to cease and desist from all further use of the Alberto-Culver Trademarks.

Section 5.03 Subsequent Transfers.

(a) If following the Distribution Date a member of the Alberto-Culver Group possesses any assets, rights or properties used primarily or held for use primarily by a member of the Spinco Group in the conduct of its businesses as conducted as of the Distribution Date (except (i) for assets, rights and properties provided by members of the Alberto-Culver Group pursuant to the Transition Services Agreement; (ii) for assets, rights and properties set forth on Section 5.3(j) of the Spinco Disclosure Schedule to the Merger Agreement; (iii) as otherwise contemplated by the Transaction Agreements; or (iv) those assets, rights and properties used primarily or held for use primarily by a member of the Alberto-Culver Group) (the “Spinco Group Assets”) and Spinco notifies Alberto-Culver thereof prior to the two-year anniversary of the Distribution Date, Alberto-Culver shall cause the prompt transfer of such Spinco Group Assets to Spinco subject to Spinco obtaining any required consents, approvals or authorizations of any Governmental Entity or third Person.

(b) If following the Distribution Date a member of the Spinco Group possesses any assets, rights or properties used primarily or held for use primarily by a member of the Alberto-Culver Group in the conduct of its businesses as conducted as of the Distribution Date (except (i) for assets, rights and properties provided by members of the Spinco Group pursuant to the Transition Services Agreement; (ii) as otherwise contemplated by the Transaction Agreements; or (iii) those assets, rights and properties used primarily or held for use primarily by a member of the Spinco Group) (the “Alberto-Culver Group Assets”) and Alberto-Culver notifies Spinco thereof prior to the two-year anniversary of the Distribution Date, Spinco shall cause the prompt transfer of such Alberto-Culver Group Assets to Alberto-Culver subject to Alberto-Culver obtaining any required consents, approvals or authorizations of any Governmental Entity or third Person.

(c) It is the intention of the parties to this Agreement that any transfers made pursuant to this Section 5.03 are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such transfer not to be so treated.

Section 5.04 Consents. Notwithstanding anything in this Agreement to the contrary, if a consent, authorization or approval of any third party to the transactions contemplated hereby (a “Required Consent”) is necessary to preserve for any member of the Alberto-Culver Group or the Spinco Group, as applicable (a “Benefiting Person”), any right or benefit to which it is entitled under any Alberto-Culver Group Asset or Spinco Group Asset, respectively, or under any Contract to which any member of the Group of which the Benefiting Person is not a member is a party (the owner of such Alberto-Culver Group Asset or Spinco Group Asset or the party to such Contract, the “Transferring Person”), and if the Required Consent is not obtained prior to the Distribution, the Transferring Person will, subsequent to the Distribution Time, cooperate with the Benefiting Person and use reasonable best efforts in attempting to obtain the Required Consent as promptly as reasonably practicable thereafter. Until such time (if any) as the Required Consent is obtained, the Transferring Person will use its reasonable best efforts to provide Benefiting Person with, or pass through to the Benefiting Person, the rights and benefits of the affected Alberto-Culver Group Asset or Spinco Group Asset, as applicable, or the affected Contract to which the Benefiting Person is entitled, and, if and to the extent the Transferring Person provides or passes through such rights and benefits, the Benefiting Person shall assume the obligations and burdens in connection therewith.

Section 5.05 Reporting Cooperation. Spinco and its Affiliates shall, at Alberto-Culver’s cost, provide reasonable assistance to Alberto-Culver in connection with the preparation by Alberto-Culver of its SEC reports and filings with respect to periods relating to the fiscal year in which the Distribution occurs.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Time, Alberto-Culver shall deliver to Spinco copies of all minute books and other records of meetings of the Board of Directors, committees of the Board of Directors and stockholders of each member of the Spinco Group, all corporate books and records and other Data and Records of each member of the Spinco Group in its possession and the relevant portions (or copies thereof) of all corporate books and records of each member of the Alberto-Culver Group relating directly and primarily to the Spinco Business, including, in each case, all active agreements and active litigation files. From and after the Distribution Time, all such books, records and copies shall be the property of Spinco. Except as may otherwise be provided in the Transition Services Agreement, prior to or as promptly as practicable after the Distribution Time, Spinco shall deliver to Alberto-Culver all corporate books and records and other Data and Records of each member of the Alberto-Culver Group in Spinco’s possession (other than the books, records and copies described in the first sentence of this Section 6.01) and the relevant portions (or copies thereof) of all corporate books and records of any member of the Spinco Group relating directly and primarily to the Alberto-Culver Business, including, in each case, all active agreements and active litigation files. From and after the Distribution Time, all such books, records and copies shall be the property of Alberto-Culver.

Section 6.02 Access to Information.

(a) From and after the Distribution Time, Alberto-Culver will, and will cause each Alberto-Culver Subsidiary to, to the extent that such information has not previously been delivered pursuant to Section 6.01, afford to Spinco and its Representatives (at Spinco’s expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within Alberto-Culver’s possession or control or in the possession or control of an Alberto-Culver Subsidiary to the extent relating to Spinco, any Spinco Subsidiary or the Spinco Business, insofar as such access is reasonably required by Spinco or any Spinco Subsidiary; subject to the provisions below regarding Privileged Information. Notwithstanding anything in this Section 6.02(a), Alberto-Culver may redact from any Information provided pursuant to this Section 6.02(a) any Information to the extent relating to the Alberto-Culver Business.

(b) From and after the Distribution Time, Spinco will, and will cause each of the Spinco Subsidiaries to, to the extent that such information has not previously been delivered pursuant to Section 6.01, afford to Alberto-Culver and its Representatives (at Alberto-Culver’s expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within Spinco’s possession or control or in the possession or control of a Subsidiary of Spinco to the extent relating to Alberto-Culver, any Alberto-Culver Subsidiary or the Alberto-Culver Business, insofar as such access is reasonably required by Alberto-Culver or any Alberto-Culver Subsidiary, subject to the provisions below regarding Privileged Information. Notwithstanding anything in this Section 6.02(b), Spinco may redact from any Information provided pursuant to this Section 6.02(b) any Information to the extent relating to the Spinco Business.

(c) Without limiting the foregoing, Information may be requested under this Article VI for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

(d) In furtherance of the foregoing:

(i) Each party acknowledges that (A) each of Alberto-Culver and Spinco (and the members of the Alberto-Culver Group and the Spinco Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of Actions affecting one or more of the members of the Alberto-Culver Group and the Spinco Group; (C) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (D) each of Alberto-Culver and Spinco intends that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(ii) Each of Alberto-Culver and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the other Group without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld, delayed or conditioned. In the event of a disagreement between any member of the Alberto-Culver Group and/or any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

(iii) Upon any member of the Alberto-Culver Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise that requests disclosure of Privileged Information, in each case relating to the business of the other Group, the recipient of the notice will promptly provide to the other party a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(d)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

Section 6.03 Production of Witnesses. Subject to Section 6.02, after the Distribution Time, each of Alberto-Culver and Spinco will, and will cause each member of the Alberto-Culver Group and the Spinco Group, respectively, to, make available to the other party and members of such other party’s Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and, to the extent reasonably practicable, agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions or other proceedings in which the requesting party may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

Section 6.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the business, assets or Liabilities of a member of a Group is retained by a member of the other Group, each of Alberto-Culver and Spinco will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable records retention policy of Alberto-Culver or Regis, respectively, in effect from time to time all such Information in such Group’s possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) Alberto-Culver or Spinco, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 6.05 Confidentiality. Subject to the provisions of Section 6.02, which shall govern Privileged Information, for a five-year period after the Distribution Time, each of Alberto-Culver and Spinco shall hold, and shall use its reasonable best efforts to cause members of its Group and its and their Representatives to hold, in strict confidence all Information concerning the other party’s Group or any of its operations, employees, assets or Liabilities, in its possession or control (including Information known to its employees or agents) or furnished to it by such other party’s Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not use such Information or release or disclose such Information to any other Person, except members of its Group and its and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that any member of the Alberto-Culver Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person’s counsel, by other requirements of law, regulation or listing standard (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party’s Group) prior to its disclosure by such Person; (ii) in the public domain through no fault of such Person; or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each party acknowledges that it will be liable for any breach of this Section 6.05 by its Representatives to whom such Information is disclosed by such party. Notwithstanding the foregoing, each of Alberto-Culver and Spinco will be deemed to have satisfied its obligations under this Section 6.05 with respect to preserving the confidentiality of any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

ARTICLE VII

TERMINATION

Section 7.01 Termination. Notwithstanding any provision hereof, this Agreement may be terminated by Alberto-Culver and the Distribution may be abandoned prior to the Distribution Time at any time following termination of the Merger Agreement.

Section 7.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Time pursuant to Section 7.01, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party or third party with respect to this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Entire Agreement; Construction. This Agreement, the Merger Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement will control other than with respect to the provisions of Article III, in which case this Agreement will control.

Section 8.02 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Distribution Time.

Section 8.03 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by facsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Alberto-Culver to
Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

	Fax:	(708) 450-2511
	Attention:	Chief Executive Officer Senior Vice President and
General Counsel (with a separate notice to be sent to each such person)

with a copy to

Sidley Austin LLP
One South Dearborn St.
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

(b)	If to Spinco to
Sally Holdings, Inc.
3001 Colorado Blvd.
Denton, Texas 76210
	Fax:	(940) 297-4990
	Attention:	Vice President and General Counsel

With a copy at any time prior to the Effective Time to

Sidley Austin LLP
One South Dearborn St.
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

And with a copy at any time from and after the Effective Time to

Regis Corporation
7201 Metro Blvd.
Minneapolis, Minnesota 55439
	Fax:	(952) 947-7600
	Attention:	President and Chief Executive Officer
General Counsel (with a separate notice to be sent to each such person)

And to

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
	Fax:	(212) 326-2061
	Attention:	Spencer D. Klein, Esq.
Paul S. Scrivano, Esq.

Section 8.05 Expenses. All costs and expenses of Alberto-Culver and Spinco related to the negotiation, preparation, execution and delivery of this Agreement, the Merger Agreement and the Ancillary Agreements, the carrying into effect of the Distribution and the consummation of the transactions contemplated hereby and thereby shall be paid in accordance with the provisions of Section 7.6 of the Merger Agreement.

Section 8.06 Consent to Jurisdiction. Each of Alberto-Culver and Spinco irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Alberto-Culver and Spinco hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Alberto-Culver and Spinco hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.07 Amendments. This Agreement cannot be amended except by a written agreement executed by Alberto-Culver and Spinco; provided, that unless the Merger Agreement shall have been terminated, (a) any such amendment that would reasonably be expected to adversely affect (after giving effect to the Merger) Regis or its shareholders (it being understood and agreed that any fees and expenses incurred by Regis or any of its Subsidiaries in connection with the review of any such proposed amendment shall not be deemed to adversely affect Regis or its shareholders) executed prior to the Distribution Time shall be subject to the prior written consent of Regis and (b) the parties hereto shall notify Regis and its counsel in writing in accordance with Section 10.2 of the Merger Agreement at least five Business Days prior to the making of any such amendment prior to the Distribution Time.

Section 8.08 Assignment. Neither party to this Agreement will (or permit any of the members of its Group) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party in its sole and absolute discretion; provided, that unless the Merger Agreement shall have been terminated, any such assignment prior to the Distribution Time shall be subject to the prior written consent of Regis. Any conveyance, assignment or transfer requiring the prior written consent of the other party or Regis pursuant to this Section 8.08 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 8.09 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

Section 8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties and Regis will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.11 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that (a) the provisions of Sections 4.01, 4.02 and 4.03 shall inure to the benefit of the Persons referred to therein and (b) the provisions of Sections 2.04, 2.05(c), 2.05(d), 2.05(e), 2.08, 3.07, 8.08, 8.10, the proviso in Section 8.07, the proviso in Section 8.13 and this sentence of Section 8.11 shall also inure to the benefit of Regis.

Section 8.12 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 8.13 Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party provided, that unless the Merger Agreement shall have been terminated, (a) any such waiver that would reasonably be expected to adversely affect (after giving effect to the Merger) Regis or its shareholders (it being understood and agreed that any fees and expenses incurred by Regis or any of its Subsidiaries in connection with the review of any such proposed waiver shall not be deemed to adversely affect Regis or its shareholders) executed prior to the Distribution Time shall be subject to the prior written consent of Regis and (b) the parties hereto shall notify Regis and its counsel in writing in accordance with Section 10.2 of the Merger Agreement at least five Business Days prior to the making of any such waiver prior to the Distribution Time. No failure or delay on the part of either Alberto-Culver or Spinco in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Alberto-Culver or Spinco of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.14 Further Assurances. From time to time after the Distribution Time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

Section 8.15 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 8.16 Performance. Alberto-Culver will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Alberto-Culver Subsidiary. Spinco will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Spinco Subsidiary.

Section 8.17 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

Section 8.18 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, employee, officer, Affiliate, agent or Representative of Spinco or Alberto-Culver, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such party under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco and Alberto-Culver, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

Section 8.19 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.20 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of Alberto-Culver and Spinco and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President & General Counsel

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Title:	President